UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.                  )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Vimeo, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

The following communication is being filed in connection with the proposed transactions by and between Vimeo, Inc. (“Vimeo” or the “Company”) and Bending Spoons US Inc., a Delaware corporation (“Parent”), Bending Spoons S.p.A., an Italian societá per azioni (solely for purposes of the sections specified in the Merger Agreement) (“Guarantor”), and Bloomberg Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub” and together with Parent and Guarantor, collectively referred to as “Bending Spoons”):

POST ON SLACK:

The following questions and answers were provided to Company employees on November 18, 2025 via Slack:

Question	Response
Will employees in India with PTO accrued have that paid out if we are terminated?	As per the Vimeo India policy, employees can encash up to 45 days of accrued PTO at the time of separation from the company. However, the completion of the acquisition does not automatically qualify employees for a payout of any unused PTO. Post-close, Bending Spoons will have the ability to implement new benefit programs at its discretion, provided that for one year post-close, employee benefits (other than a few excluded items), will be no less favorable in the aggregate than what's provided as of closing.
How do we vote on the proposed transaction if we are stockholders?	All Vimeo stockholders, including Vimeo employees who hold stock, as of the close of business on October 21 are entitled to attend and vote at the special meeting and should have received proxy voting materials. You can vote ahead of the meeting date in three ways: by internet, by telephone, or by mail. You are encouraged to vote by proxy beforehand to ensure your shares are represented, even if you plan to attend the meeting.

You may also participate in the special meeting online at www.virtualshareholdermeeting.com/VMEO2025SM and vote your shares online during the special meeting, even if you have previously submitted your vote. To do so, you will need the 16-digit control number included on your Notice, your proxy card or the instructions that accompanied your proxy materials.

Additional information on how to vote should be included in the proxy materials you received, and answers can also be found in our Proxy Statement (linked here) under the "Questions and Answers" section.

How soon after closing will the share payouts be made?	We aim to pay the funds as quickly as possible, but no later than the first payroll date to occur at least five business days following the closing date. The payment dates will vary by country due to local regulations and processing times. We're working through the timelines now and will follow up as soon as we have the final payment schedule.
How will the acquisition impact Vimeo’s 401k vesting schedule?	The acquisition will not impact Vimeo's 401k vesting schedule. Bending Spoons has confirmed that they will not be changing our 401k plan at this time, which means that participants will continue at their current contribution levels and vesting schedules. Employees are always vested in their contributions, but the plan requires two years of continuous employment for Vimeo's contributions to vest. As with any 401k plan, the vesting of employer contributions could be impacted by other events, such as a full or partial plan termination, but not by the acquisition itself.